CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Fleming Mutual Fund Group, Inc. of our report dated August 28, 2018, relating to the financial statements and financial highlights, which appears in JPMorgan Mid Cap Value Fund’s Annual Report on Form N-CSR for the year ended June 30, 2018. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 25, 2018